Exhibit 10.2

BOARD SERVICES AGREEMENT

This BOARD SERVICES AGREEMENT (the “Agreement”) is made by and between FREIGHT TECHNOLOGIES, INC., a British Virgin Island corporation (“Company”) and Paul Freudenthaler (“Director”), as of January 19, 2024.

1. Appointment as Board Member. Director hereby agrees to serve as a member of the Board of Directors of the Company (the “Board”) and Secretary to the Company, until his successor is duly elected and qualified, unless this Agreement is terminated earlier due to Director’s resignation or removal in accordance with the Company’s governing documents and applicable law. As a Board member, Director will provide the following services to the Company: (a) participate in regularly scheduled and special Board and committee meetings; (b) meet or otherwise confer with Company executives on an active and regular basis as requested by the Chief Executive Officer, Chief Financial Officer and/or Chairman of the Board; (c) serve as a member of Board committees as needed; and (d) provide such other services, and perform such duties, as are customary and appropriate for Board members.

2. Compensation. In connection with Director’s continuing service as a director and subject to approval by the Board, the Company shall: (a) provide Director with cash compensation of $20,000, per annum, paid quarterly and $4,000 per annum for secretary duties, paid quarterly; and (b), so long as Director continues to serve as a director of the Company through each grant date, issue to Director an annual stock option grant as approved in due course by the Board.

3. Business Expenses. In the event travel is required related to Board obligations, the Company will reimburse Director for reasonable travel and other incidental expenses approved by the Company, so long as Director provides the Company with appropriate receipts or other relevant documentation.

4. Indemnification. Director will be entitled to indemnification for Board service in accordance with the Company’s governing documents and its standard form of indemnification agreement (a copy of which will be provided to Director).

5. Amendment and Termination. This Agreement may be amended or modified by the written consent of Company and Director. The term of this Agreement will start on the date first written above and shall automatically terminate on the termination of the Director’s appointment in accordance with Section 1 (“Term”). Upon the expiry of the Term, (i) Director will resign in writing as a director of the Company and of any subsidiary of the Company, and Director irrevocably authorizes any other director of the Company as Director’s attorney in Director’s name and on Director’s behalf to sign all documents and do all things necessary to give effect to this, and (ii) Director will surrender to an authorized representative of the Company all correspondence, documents (including, without limitation, Board minutes and Board papers), copies thereof and other Company property.

6. Governing Law. This Agreement shall be governed in all respects by the laws of Delaware and the courts of Delaware shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

7. Counterparts. This Agreement may be executed by facsimile or other reliable electronic means and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FREIGHT TECHNOLOGIES, INC.		DIRECTOR

By:
Name:	Javi Selgas	Name:	Paul Freudenthaler
Title:	Chief Executive Officer

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